Exhibit 10.4

OXiGENE, INC.

AMENDED AND RESTATED

DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of OXiGENE, Inc. (the “Company”) has approved the following amended and restated policy (the “Policy”) which establishes compensation to be paid to non-employee directors of the Company to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board. Each such director will receive a fee payable in cash and equity as compensation for his or her services, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Outside Director”).

Equity Grants

Annual Equity Grants

Starting with the date of the 2015 annual meeting of stockholders of the Company, each Outside Director shall be granted a non-qualified stock option to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), valued at $40,000 on the date of grant (the “Annual Equity Grant”), under the OXiGENE, Inc. 2005 Stock Plan, as amended (or the Company’s then applicable stockholder-approved stock plan) (the “Stock Plan”). Options issued pursuant to the Annual Equity Grant shall be issued to each Outside Director automatically, without further action by the Board or the Compensation Committee, on the date of each annual meeting of stockholders of the Company (the “Date of Grant”).

New Director Grants

If an Outside Director who has not previously served as a member of the Board (a “New Director”) is elected or appointed, the New Director shall be granted an option valued at $50,000 on the date of grant under the Stock Plan, on or shortly after the first date of his or her service (the “New Director Grant”); provided, however, that no New Director Grant shall occur until after the date of the 2015 annual meeting of stockholders of the Corporation.

Terms of Options

Unless otherwise specified by the Board or the Compensation Committee of the Board (the “Compensation Committee”) at the time of grant, (i) options granted as Annual Equity Grants shall vest in full one (1) year from the Date of Grant, subject to the Outside Director’s continued service on the Board as of the vesting date; (ii) options granted as New Director Grants shall vest over a three (3) year period, subject to the New Director’s continued service on the Board as of each vesting date; (iii) each Annual Equity Grant and New Director Grant shall have an exercise price equal to the closing price of the Common Stock on The NASDAQ Capital

Market (or other applicable trading market) on the date of grant, or if the date of grant is not a trading day, the closing price on the next trading day following the date of grant; (iv) each option shall have a term of six (6) years; (v) the number of options to be received pursuant to an Annual Equity Grant or a New Director Grant shall be calculated using the Black-Scholes valuation method and (vi) each Annual Equity Grant and New Director Grant shall be subject to the terms and conditions of the Stock Plan and shall contain such other terms and conditions as the Board or the Compensation Committee may determine.

Cash Fees

Annual Cash Payments

Effective July 1, 2014, the following annual cash fees shall be paid to the Outside Directors serving on the Board and the Audit Committee of the Board, the Compensation Committee, and the Nominating and Governance Committee of the Board, as applicable.

Board or Committee of Board	Annual Cash Retainer Amount
Chairperson of the Board	$60,000
Member of the Board (other than the Chairperson)	$40,000
Audit Committee Chairperson (in addition to compensation as a Member of the Board)	$15,000
Compensation Committee Chairperson (in addition to compensation as a Member of the Board)	$10,000
Nominating and Governance Committee Chairperson (in addition to compensation as a Member of the Board)	$8,000

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in advance on the first day of each fiscal quarter. If a new Outside Director commences service on a date other than the first day of a fiscal quarter, such new Outside Director shall receive his or her cash compensation for such fiscal quarter pro rated on or shortly after his or her first date of service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board, committees thereof or in connection with other Board-related business.

Amendments

The Board shall review this Policy from time to time to assess whether the type and amount of compensation provided for herein should be adjusted in order to fulfill the objectives of this Policy.

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